Exhibit 99.1

Flotek Awarded 10-Year Contract to Support a 400 MW Power Project for Puerto Rico Electric Power Authority
HOUSTON, Aug. 3, 2026 -- Flotek Industries, Inc. (NYSE: FTK), a pioneer in advanced real-time data analytics and chemistry solutions for the energy and infrastructure sector, today announced a 10-year agreement to support natural gas-fired grid enhancement initiatives for the Puerto Rico Electric Power Authority ("PREPA"), the electric utility for the Commonwealth of Puerto Rico. Under the agreement, Flotek expects to generate a revenue backlog of approximately $400 million through the rental of gas-fired power generation equipment, together with deployment of the Company's proprietary smart conditioning and distribution systems.
Flotek has partnered with Power Expectations LLC, which leads the group executing the Emergency Temporary Power Generation Puerto Rico project (RFP 3PPO-0314-20-TGP2). The initiative is expected to deploy 400 MW of natural gas-fired power generation capacity to address Puerto Rico's ongoing energy crisis. Flotek is providing its proprietary PWRtek platform, including up to 40 MW of primary power generation capacity and up to six pairs of smart skids with advanced conditioning, real-time analytics, and gas distribution systems, working alongside experienced local partners for on-ground execution and project management.
Project Summary:
•Rental Services: Flotek is expected to supply up to six pairs of smart conditioning and distribution skids as components of its proprietary PWRtek platform, along with up to 40 MW of primary power generation capacity. These systems are expected to deliver state-of-the-art fuel management, pressure regulation, and real-time engine optimization across the full 400 MW project, improving resiliency and performance.
•Contract Consideration and Timing: At full deployment, annual revenue is expected to total approximately $40 million, with a potential 10-year revenue backlog of approximately $400 million. Support equipment is expected to begin deployment in the fourth quarter of 2026, with the initial power generation equipment and conditioning and distribution skids expected by the end of the first quarter of 2027.
•Duration: The contract provides for a 10-year term.
Management Commentary
"This contract exemplifies the execution of our corporate strategy and strengthens the momentum of Flotek's industrialized pivot to a data-driven technology leader," said Dr. Ryan Ezell, CEO of Flotek Industries. "Our transformative PWRtek platform has evolved from advanced analytics into a comprehensive end-to-end fuel management and optimization solution for behind the meter power generation. By pairing reliable natural gas-powered generation with smart conditioning, real-time analytics, and advanced distribution capabilities, we are delivering high-uptime, high-margin solutions that meet critical energy infrastructure needs. This opportunity in the utilities sector further validates the strong demand for our

PWRtek platform beyond traditional oil and gas and reinforces our shift toward recurring, high-margin revenue streams."
Conference Call Details
The Company plans to issue its second quarter 2026 financial and operating results press release after market close on Tuesday, August 4, 2026, and host its earnings conference call on Wednesday, August 5, 2026, at 9:00 a.m. CT (10:00 a.m. ET). The Company expects to discuss additional details of this contract award on the conference call.
Participants may access the call through Flotek's website at https://ir.flotekind.com/events, by telephone toll free at 1-800-836-8184 (international toll: 1-646-357-8785), or by using the following link to access the webcast: https://app.webinar.net/dYJWBo8V8lL approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company's website.
About Flotek Industries, Inc.
Flotek Industries, Inc. is a leading chemistry and data technology company focused on servicing the Energy industry. The Company's technologies leverage near real-time data to deliver innovative solutions to maximize customer returns. Flotek has an intellectual property portfolio of over 130 patents, over 20 years of field and laboratory data, and a global presence in more than 59 countries.
Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions, aiming to reduce the environmental impact of energy on land, air, water and people.
Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol "FTK." For additional information, please visit www.flotekind.com.
Forward-Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These statements include, without limitation, statements regarding Flotek Industries, Inc.'s business, financial condition, results of operations and prospects, as well as statements regarding the expected revenues to be received under the contract, the total term of the contract, the timing of the scaling and deployment of the equipment under the contract, the total power capacity and operating performance of the equipment once deployed, and the Company's ability to perform under and satisfy the terms and conditions of the contract. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks related to the overall power generation project that are outside of the Company's control, including, without limitation, securing fuel supply, obtaining permits and governmental approvals, establishing interconnection, satisfying bonding and financing requirements, meeting construction execution timelines, integrating systems provided by multiple contractors, power interruptions, political, regulatory developments, hurricanes, tropical storms and other severe weather events in Puerto Rico, and other factors that could impact project timing, costs, or performance. The Company's ability to realize the expected revenues under the contract is dependent upon the successful completion and operation of the overall 400 MW project, of which the Company's scope represents approximately 10%. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the "Risk Factors" section thereof), and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Investor contact:
Mike Critelli
Director of Finance & Investor Relations
E: ir@flotekind.com
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